                                                                    EXHIBIT 99.1

NEWS RELEASE
For further information contact:

Kerry J. Chauvin                                         Joseph "Duke" Gallagher
Chief Executive Officer                                  Chief Financial Officer
(504) 872-2100                                                    (504) 872-2100
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 27, 1999



                         GULF ISLAND FABRICATION, INC.
                        REPORTS THIRD QUARTER EARNINGS


     Houma, LA - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $1.7 million ($.15 diluted EPS) on revenue of $29.0 million for its third quarter ended September 30, 1999, compared to net income of $5.3 million ($.45 diluted EPS) on revenue of $51.9 million for the third quarter ended September 30, 1998. Net income for the first nine months of 1999 was $5.6 million ($.48 diluted EPS) on revenue of $87.5 million, compared to net income of $14.7 million ($1.25 diluted EPS) on revenue of $149.4 million for the first nine months of 1998.

     At September 30, 1999, the company had a revenue backlog of $52.4 million and a labor backlog of approximately 800,000 man-hours remaining to work.

     Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, steel warehousing and sales, and the fabrication of offshore living quarters.

                                                                    EXHIBIT 99.1


                         GULF ISLAND FABRICATION, INC.

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                     (in thousands, except per share data)


                                      Three Months Ended   Nine Months Ended
                                         September 30,        September 30,
                                      ------------------  -------------------
                                        1999      1998      1999       1998
                                      --------  --------  --------   --------
Revenue                               $29,034   $51,866   $87,469    $149,421
Cost of revenue                        25,393    42,036    75,589     121,513
                                      --------  --------  --------   ---------
Gross profit                            3,641     9,830    11,880      27,908
General and administrative expenses       955     1,458     3,226       4,532
                                      --------  --------  --------   ---------
Operating income                        2,686     8,372     8,654      23,376
Other expense (income):
Interest expense                           11        19        46          72
Interest income                          (203)      (94)     (470)       (183)
Other - net                                39         -        29           4
                                      --------  --------  --------   ---------
                                         (153)      (75)     (395)       (107)
                                      --------  --------  --------   ---------
Income before income taxes              2,839     8,447     9,049      23,483
Income taxes                            1,105     3,135     3,435       8,787
                                      ========  ========  ========   =========
Net income                            $ 1,734   $ 5,312   $ 5,614    $ 14,696
                                      ========  ========  ========   =========

Per share data:
Basic earnings per share              $  0.15   $  0.46   $  0.48    $   1.26
                                      ========  ========  ========   =========
Diluted earnings per share (1)        $  0.15   $  0.45   $  0.48    $   1.25
                                      ========  ========  ========   =========
Weighted-average shares                11,638    11,638    11,638      11,627
                                      ========  ========  ========   =========
Adjusted weighted-average shares (1)   11,715    11,697    11,692      11,711
                                      ========  ========  ========   =========
Depreciation and amortization
included in expense above             $ 1,229   $ 1,060   $ 3,681    $  3,090
                                      ========  ========  ========   =========

-----------------
(1) The calculation of diluted earnings per share assumes that all stock options are exercised and that the assumed proceeds are used to purchase shares at the average market price for the period.